Exhibit 99.3

Contacts:

Rick Neely

Chief Financial Officer

408-321-6756

Chuck Burgess

The Abernathy MacGregor Group

212-371-5999

TESSERA HIGHLIGHTS SIGNIFICANT PROGRESS ON PLAN TO DELIVER VALUE TO STOCKHOLDERS

Says Starboard agenda disruptive, lacks understanding of the IP business and not in the interests of Tessera stockholders; Cites failed track record at competitor Unwired Planet

SAN JOSE, Calif., April 25, 2013 — Tessera Technologies, Inc. (NASDAQ:TSRA) (“Tessera” or the “Company”) today issued and will mail a letter to stockholders highlighting the substantial steps underway to drive performance, strengthen its financial profile, and create value for the Company’s stockholders both in the near and long term. The letter also details the Company’s concerns that the election of Starboard Value LP’s (“Starboard”) director nominees could quickly destroy stockholder value and disrupt the significant progress that the Company has made.

The current board and management team have taken significant steps to position Tessera to deliver meaningful stockholder value, including key governance, operational and managerial changes. Since August 2012, the leadership team has aggressively taken actions that include:

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Halted DigitalOptics Corporation’s (“DOC”) vertical manufacturing efforts and refocused its strategy on the differentiated MEMS-related technologies – projecting to reduce DOC operating expenses by nearly 40% exiting 2013, compared to 2012;

•	Implemented actions to reduce corporate overhead by 38% from 2012 levels by the end of 2013;

•	Reconstituted the Board with expanded breadth of directly relevant skills; and

•	Strengthened corporate governance.

The Company is acutely aware that there is more work to be done, and stockholders should feel confident the leadership team remains focused on continuing to execute its new strategic plan. This plan includes long-term growth for Tessera’s Intellectual Property (“IP”) segment through new customers, Invensas technology and selective acquisitions of patent portfolios. For DOC, the strategic plan is focused on unlocking stockholder value by shifting to a less cash-and capital-intensive path to bring DOC’s transformational MEMS auto-focus technology to the mobile market more quickly.

Additionally, the letter from interim chief executive officer (“CEO”) and executive chairman Richard S. Hill highlights a number of aspects of Starboard’s campaign to replace the majority of the board of directors that should give stockholders pause, including the failure to disclose to Tessera stockholders troubling allegations of conflicts of interest and violations of professional ethics rules that have been raised regarding one of Starboard’s nominees.

“The restructured Board includes the right mix of independent and new directors to oversee the continued execution of our strategy and position Tessera for sustainable growth and profitability. We believe that electing the Starboard slate would put stockholder value at serious risk by installing underqualified and conflicted director nominees seeking to implement a flawed agenda and disrupt a strategy that is gaining momentum,” stated Hill.

The letter further states that “Starboard has launched a proxy fight to take control of Tessera without paying a premium and without any concrete details of a new plan or a management team that will drive increased stockholder value. Importantly, Peter Feld has a history of problematic actions that raise questions about his true agenda.” The letter also advises that “At best, the few suggestions Starboard has made are actions that we have already implemented or announced and, at worst, reflect a complete lack of understanding of our business.”

Text of April 25 letter from Mr. Hill to Tessera stockholders:

Dear Tessera Stockholders:

On May 23rd, at our Annual Meeting of Stockholders, you will be presented with an important choice about your investment and the future path of Tessera Technologies, Inc. (“Tessera” or the “Company”).

The current board and management team have taken significant steps to position Tessera to deliver meaningful stockholder value. The leadership team has aggressively reduced costs and capital spending within DigitalOptics Corporation (“DOC”); restructured DOC’s supply chain model and manufacturing objectives and significantly simplified the product portfolio; cut corporate overhead; enhanced the Board composition and strengthened corporate governance. We are acutely aware that there is more work to be done and remain focused on executing our strategic plan and realizing our long-term objectives. Moreover, we believe it is imperative that we all remain intently focused on getting the business on the right track, and we believe Starboard’s actions would undermine our progress at this critical time at Tessera.

TESSERA HAS THE RIGHT BOARD IN PLACE

Recent and dramatic enhancements to the Board ensure that we have the right team with the critical skills to oversee execution of our strategy:

•	We have added five new independent directors since August 2012 and I was appointed as non-executive chairman in March 2013;

•	Each of our nominees has deep financial, operational, engineering, sales and/or board level experience at companies that specialize in introducing complex technologies into the market;

•	Nearly all of our nominees have CEO or CFO-level experience at companies other than Tessera; and

•	Each of our nominees is independent, with the lone recent exception arising from my appointment as interim CEO and executive chairman in April 2013.

Moreover, the directors are as unhappy as you about the Company’s recent financial performance. However, with the help of our strong new team and after making some tough decisions, we have begun demonstrating significant progress that will deliver higher value to stockholders.

TESSERA HAS THE RIGHT MANAGEMENT AND STRATEGIC PLANS

Since August 2012, the Board has driven a number of strategic changes to improve financial performance and generate returns to our stockholders. Specifically, we:

•	Assembled a best-in-class management team by appointing new presidents for our two business units, Intellectual Property (“IP”) and DOC;

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Announced the signing of eight-year licenses with SK hynix for both our existing IP portfolio and for the first time, our Invensas portfolio in January 2013; we expect similarly structured agreements to occur with Micron and Samsung in the future;

•	Scored a major litigation win against Amkor with a favorable ruling in February 2013 – over $130 million of cash expected over the next few years.

•	Announced initial cost cutting measures of $15-18 million within DOC in November 2012;

•

Halted DOC’s vertical manufacturing efforts and refocused its strategy on the differentiated MEMS-related technologies – projecting to reduce DOC operating expenses by nearly 40%, excluding costs of revenues, to an annual run rate of approximately $53 million exiting 2013, compared to $88 million spent in 2012; and

•	Implemented actions to reduce corporate overhead by 38% from 2012 levels by the end of 2013.

The markets are paying attention and recognizing our progress. Since we began to implement Board-approved changes in August 2012, the Company’s stock has risen by nearly 30%, while our peer group has only risen by approximately 6%.

Going forward, we have set near-term and longer-term objectives for our core business units, as well as financial targets for 2016. Our strategic plan includes long-term growth for our IP business through new customers, Invensas technology and selective acquisitions of patent portfolios. For DOC, our strategic plan is focused on unlocking stockholder value by shifting to a less cash- and capital-intensive path to bring DOC’s transformational MEMS auto-focus technology to the mobile market more quickly. The changes we announced in March 2013 are critical to rapidly achieving the quality and yield in high-volume manufacturing necessary to deliver profitable, high-performance products. We expect to invest an additional $50 million maximum in net spend this year to achieve several deliverables, including the development of the 8 MP mems | camTM product for commercialization.

In short, Tessera has the right plan to deliver value to our stockholders over the near and long term: continue to reduce costs, manage capital spending carefully, and adjust our strategic plan as conditions warrant to ensure attractive returns on our investments. The restructured Board includes the right mix of independent and highly experienced directors to oversee the continued execution of our strategy and positioning of Tessera for sustainable growth and profitability.

STARBOARD’S FLAWED STRATEGY LACKS DETAIL AND WOULD DESTROY STOCKHOLDER VALUE

Notwithstanding our progress, Starboard, an activist hedge fund owning approximately 7.6% of Tessera common stock, would like to take control of your Board and change the Company’s direction – all without paying a control premium.

Even more troubling for Tessera’s stockholders is Starboard’s failure to provide a detailed new business plan. At best, the few suggestions it has made are actions that we have already implemented or announced and, at worst, they reflect an utter lack of understanding of our business. For example, Starboard wants to force the Company to significantly reduce our in-house IP research and development efforts and expenses. Starboard clearly does not understand or appreciate that our innovations drive the sustainability and growth of our IP revenue stream. Starboard’s Peter Feld doesn’t believe engineering is an essential tool in the development of our portfolio; he sees engineering as a commodity that can “just be purchased from companies who have failed to exert their rights to those patents.”

Nothing could be further from the truth.

Tessera has built a mosaic of technology patents and know-how that provide our licensees with time-to-market and performance leadership. Tessera continues to invest in these technologies to ensure our licensees see continued value in the IP and know-how they receive, and our customers look to our patent assets to bring new and enhanced products to market.

Moreover, we believe that Starboard’s fundamental lack of knowledge of the IP business is a reason why Unwired Planet, whose board is led by Starboard’s Mr. Feld, has seen its revenues decline rapidly to such anemic levels. Your vote will help determine whether Tessera will meet the same dismal fate as Unwired Planet.

So why is Starboard really pushing such a flawed and flimsy agenda in support of its proxy fight for control? We would not be surprised if Feld had an undisclosed financial agenda to make money at the expense of Tessera stockholders by merging Tessera with a company in dire financial straits.

We believe that electing the Starboard slate would put stockholder value at serious risk by installing underqualified and conflicted director nominees seeking to implement a flawed agenda and disrupt a strategy that is gaining momentum. We urge you to support the appointment of all six of the Company’s nominees as directors of the board by casting your votes using the GOLD proxy card.

PETER FELD’S HISTORY OF PROBLEMATIC ACTIONS

Peter Feld has a history with Tessera, having attempted to gain board seats in the prior year with minimal ownership. This time he has launched a proxy fight to take majority control of Tessera without paying a premium and without any concrete details of a new plan or a management team that will drive increased stockholder value. Moreover, Feld has launched this proxy fight despite his clear conflicts of interest, poor track record as the chairman of an IP competitor, Unwired Planet, and troubling, undisclosed and unanswered questions about allegations of conflicts of interest and ethics violations raised about one of his nominees.

Feld’s history of problematic actions raises questions about his true agenda:

1. Appallingly poor track record as chairman of ailing IP competitor Unwired Planet.

Since becoming chairman at IP competitor Unwired Planet on September 9, 2011, Feld has overseen a company that has generated a paltry $35,000 in total revenues from the fourth quarter of 2011 to the fourth quarter of 2012, while licensing and litigation expenses have totaled nearly $20 million and cash loss from operations have totaled over $56 million in the same period.

Additionally, Feld has effectively put in place a “poison pill” at Unwired Planet by establishing a potential $1 billion payment to Ericsson should a change of control of Unwired Planet occur in the first three years.

2. Troubling questions about one of his nominees.

Feld failed to disclose that one of his nominees, attorney Donald Stout, has a history of questionable ethical practices. Courts that examined how Stout came to control the patents underlying the Blackberry suit found that actions Mr. Stout was alleged to have engaged in would constitute “a clear case of conflict of interest” and would violate “any number of Virginia professional ethics rules.” More importantly, although Stout has patent litigation experience, he would not pass our Board’s rigorous screening and nomination process.

As a result, we believe certain of Starboard’s nominees would destroy value for Tessera’s stockholders, and all of them are tethered to Starboard’s flawed agenda. Our Nominating Committee carefully reviewed the Starboard slate and determined that certain individuals lack the qualifications and experience to be suitable candidates for the Board. The Nominating Committee also determined that certain Starboard nominees had what appeared on paper to be solid credentials worth exploring; unfortunately, despite numerous requests, Starboard would not permit our Nominating Committee to talk with those nominees and evaluate their merits.

TESSERA’S BOARD AND MANAGEMENT ARE SETTING THE STAGE FOR A PROFITABLE FUTURE

Tessera’s Board and management are aggressively positioning the Company to benefit from our customers’ continued reliance of our IP portfolio and the market’s demand for DOC’s superior MEMS-based autofocus technology.

We are making significant progress.

Now is not the time to disrupt that work. Please vote for Tessera’s six nominees and make sure that your interests are protected as your committed and energized Board continues to build and deliver value for our stockholders, today and in the future.

EXPANDING THE BOARD TO CONTINUE ADDING FRESH PERSPECTIVES

We also commit that, if elected, our nominees will endeavor to expand the board by two, and add the two most qualified Starboard candidates. We are not opposed to fresh views on the board, nor do we take issue with all of the Starboard nominees.

Like you, we simply want what is right for Tessera and all of its stockholders.

Your vote is important in this election, and we urge you to vote TODAY so that your voice is heard. To elect the Tessera Board’s nominees, we encourage you to vote today by telephone, by Internet, or by signing and dating the enclosed GOLD proxy card and returning it in the postage-paid envelope provided. It is imperative to know as a stockholder, voting on the WHITE card and withholding on all Starboard nominees does not have the same effect as voting on the GOLD card. Only the card that has the latest date counts, and you cannot submit two cards in an effort to pick and choose between the two slates. We urge you to discard all WHITE proxy cards sent to you by Starboard.

Sincerely,

Richard S. Hill

Interim Chief Executive Officer and Executive Chairman

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to growth of the IP business, the performance of the DOC business under the new strategic plan, the Company’s ability to continue to reduce costs and manage capital spending, the market’s demand for DOC’s technology and our customers’ reliance on our IP portfolio. Material factors that may cause results to differ from the statements made include the plans or operations relating to the Company’s businesses; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; the timing and results, which are not predictable and may vary in any individual proceeding, of any ICC ruling or award, including in the Amkor arbitration; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductor and camera module products; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; the impact of competing technologies on the demand for the Company’s technologies and products; and the reliance on a limited number of suppliers for the components used in the manufacture of DOC products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2012, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

About Tessera Technologies

Tessera Technologies, Inc. is a holding company with operating subsidiaries in two segments: Intellectual Property and DigitalOptics. Our Intellectual Property segment, managed by Tessera Intellectual Property Corp., generates revenue from manufacturers and other implementers that use our technology. Our DigitalOptics business delivers innovation in imaging systems for smartphones. For more information call 1.408.321.6000 or visit www.tessera.com.

Tessera, the Tessera logo, DOC, the DOC logo, and Invensas Corporation are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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